Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle reports strong growth and raises guidance - Lithium powers ahead

CHARLOTTE, NC - August 7, 2018 –

Second quarter 2018 highlights:

•	Second quarter net sales were $853.9 million, an increase of 16% over the prior year; earnings were $302.5 million, or $2.73 per diluted share, an increase of 197% over the prior year

•	Second quarter adjusted EBITDA was $258.6 million, an increase of 18% over the prior year; adjusted diluted earnings per share was $1.36, an increase of 20% over the prior year

•	Closed the sale of the polyolefin catalysts and components portion of the PCS business to W.R. Grace & Co. for net cash proceeds of approximately $417 million on April 3, 2018

•	Initiated $250 million accelerated share repurchase program, retiring approximately 2.4 million shares in the second quarter

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2018	2017	2018	2017
Net sales	$853,874	$737,258	$1,675,503	$1,459,321
Net income attributable to Albemarle Corporation	$302,461	$103,333	$434,221	$154,546
Adjusted EBITDA	$258,562	$218,941	$507,280	$430,317
Diluted earnings per share	$2.73	$0.92	$3.90	$1.37
Non-operating pension and OPEB items(a)	(0.02)	(0.01)	(0.03)	(0.01)
Non-recurring and other unusual items(a)	(1.36)	0.21	(1.22)	0.82
Adjusted diluted earnings per share(b)	$1.36	$1.13	$2.65	$2.18

See accompanying notes (a) through (b) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported second quarter 2018 net sales of $853.9 million, earnings of $302.5 million and adjusted EBITDA of $258.6 million.

"We saw strength in all three businesses in the second quarter, with each delivering double-digit adjusted EBITDA growth," said Luke Kissam, Albemarle’s Chairman, President and CEO. "The company grew adjusted diluted EPS by 28% over 2017, excluding divested businesses. Our lithium capital projects continue to progress on plan. We are confident in a strong 2018 and are raising our guidance for the full year to $5.30 to $5.50 per diluted share."

Outlook

Based on our strong performance in the first half of 2018, we are increasing our guidance as follows:

	2018 Outlook	vs Full Year 2017
Net sales	$3.3 - $3.5 billion	7% - 14%
Adjusted EBITDA	$990 - $1,020 million	12% - 15%
Adjusted EPS (per diluted share)	$5.30 - $5.50	15% - 20%

Results

Second quarter 2018 earnings were $302.5 million, or $2.73 per diluted share, compared to $103.3 million, or $0.92 per diluted share in the second quarter 2017. The increase in 2018 was primarily driven by the $1.60 per diluted share gain on sale of the polyolefin catalysts and components portion of the PCS business, as well as earnings growth in each of our reportable segments. Second quarter 2018 adjusted EBITDA increased by $39.6 million, or 18.1%, compared to the prior year. Second quarter 2018 adjusted net income was $150.0 million, or $1.36 per diluted share, compared to $126.5 million, or $1.13 per diluted share, for second quarter 2017, an increase of 20.4%. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $853.9 million in second quarter 2018, up 15.8% from net sales of $737.3 million in the second quarter of 2017, driven by the favorable impact of higher sales volumes, pricing and currency exchange impacts in each of our reportable segments, partially offset by the impact of the divestiture of the polyolefin catalysts and components portion of the Performance Catalyst Solutions (“PCS”) business.

For the six months ended June 30, 2018, earnings were $434.2 million, or $3.90 per diluted share, compared to $154.5 million, or $1.37 per diluted share for the six months ended June 30, 2017. The increase in 2018 was primarily driven by the $1.59 per diluted share gain on sale of the polyolefin catalysts and components portion of the PCS business, earnings growth in each of our reportable segments, and a loss on early extinguishment of debt of $0.34 per diluted share recorded in 2017. For the six months ended June 30, 2018, adjusted EBITDA increased by $77.0 million, or 17.9%, compared to the same period 2017. For the six months ended June 30, 2018, adjusted net income was $295.2 million, or $2.65 per diluted share, compared to $245.5 million, or $2.18 per diluted share, for the same period 2017, an increase of 21.6%. See notes to the condensed consolidated financial information for further details. The Company reported net sales for the six months ended June 30, 2018 of $1.68 billion, up from net sales of $1.46 billion for the six months ended June 30, 2017, driven by the favorable impact of higher sales volumes in our Lithium and Catalysts segments, as well as favorable price and currency exchange impacts in each of our reportable segments, partially offset by the impact of the divestiture of the polyolefin catalysts and components portion of the PCS business.

On April 3, 2018, we closed the sale of the polyolefin catalysts and components portion of the PCS business to W.R. Grace & Co. for net cash proceeds of approximately $416.7 million and recorded an after-tax gain of $176.7 million related to the sale of this business. The transaction includes Albemarle’s Product Development Center located in Baton Rouge, Louisiana, and operations at the Yeosu, South Korea site. The transaction does not include the organometallics or curatives portion of the PCS business. The assets and liabilities of this business are included in Assets held for sale and Liabilities held for sale in the consolidated balance sheets as of December 31, 2017.

Quarterly Segment Results

During 2018, the PCS product category merged with the Refining Solutions reportable segment to form a global business focused on catalysts. As a result, our three reportable segments include: (1) Lithium; (2) Bromine Specialties; and (3) Catalysts. For comparison purposes, prior year periods have been reclassified to conform to the current presentation.

Lithium reported net sales of $317.6 million in the second quarter of 2018, an increase of 30.2% from second quarter 2017 net sales of $243.8 million. The $73.7 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts, increased sales volumes and $7.7 million of favorable currency exchange impacts. Adjusted EBITDA for Lithium was $141.6 million, an increase of 22.9% from second quarter 2017 results of $115.2 million. The $26.4 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts, increased sales volumes and $0.8 million of favorable currency exchange impacts, partially offset by higher royalty payments.

Bromine Specialties reported net sales of $220.5 million in the second quarter of 2018, an increase of 8.1% from second quarter 2017 net sales of $203.9 million. The $16.6 million increase in net sales as compared to the prior year was primarily due to favorable pricing impacts, increased sales volumes and $3.1 million of favorable currency exchange impacts. Adjusted EBITDA for Bromine Specialties was $69.4 million, an increase of 11.7% from second quarter 2017 results of $62.1 million. The $7.3 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts and $2.7 million of favorable currency exchange impacts, partially offset by higher raw material and production costs.

Catalysts reported net sales of $285.0 million in the second quarter of 2018, an increase of 10.3% from net sales of $258.3 million in the second quarter of 2017. The $26.7 million increase in net sales as compared to the prior year was primarily due to increased sales volume, favorable pricing impacts and $4.8 million of favorable currency exchange impacts, which more than offset the $25.7 million impact of the divestiture of the polyolefin catalysts and components portion of the PCS business. Adjusted EBITDA for Catalysts was $75.1 million in the second quarter of 2018, an increase of 11.4% from second quarter 2017 results of $67.4 million. The $7.7 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased sales volumes, favorable pricing and $0.3 million of favorable currency exchange impacts, partially offset by higher material costs and the impact of the divestiture of the polyolefin catalysts and components portion of the PCS business of $9.8 million.

All Other net sales were $30.7 million in both the second quarter of 2018 and 2017. All Other adjusted EBITDA was ($0.1) million in the second quarter of 2018, a decrease of 104.1% from second quarter 2017 results of $2.4 million. The $2.5 million decrease in adjusted EBITDA as compared to the prior year was primarily due to the unfavorable pricing impacts and product mix in our fine chemistry services business.

Corporate Results

Corporate adjusted EBITDA was a charge of $27.4 million in the second quarter of 2018 compared to a charge of $28.2 million in the second quarter of 2017. The improvement in Corporate adjusted EBITDA was primarily due to lower selling, general and administrative spend.

Income Taxes

In December 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, requiring companies, among other things, to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and reducing the U.S. federal corporate income tax rate from 35% to 21%. The SEC staff issued SAB 118, which will allow us to record provisional amounts during a measurement period, which should not extend beyond one year from the enactment date. In the six months ended June 30, 2018, we recorded a discrete tax benefit of $2.8 million to adjust amounts previously recorded for the one-time transition tax and a discrete tax benefit of $3.7 million for other adjustments.

Our effective income tax rates for the second quarter of 2018 and 2017 of 21.5% and 19.0%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). The increase in the effective tax rate in the second quarter of 2018 compared to 2017 was impacted by a variety of factors, primarily stemming from a change in the geographic mix of earnings. Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 24.4% and 19.1% for the second quarter of 2018 and 2017, respectively, and continue to be influenced by the level and geographic mix of income. Our effective income tax rates for the six months ended June 30, 2018 and 2017 were 19.7% and 20.0%, respectively, and our adjusted effective income tax rates for the six months ended June 30, 2018 and 2017 were 23.8% and 20.7%, respectively.

Cash Flow

Our cash from operations was approximately $223.9 million for the six months ended June 30, 2018, an increase of $278.3 million versus the same period in 2017, primarily due to changes in working capital, including the payment of approximately $255 million in taxes related to the sale of the Chemetall Surface Treatment business in 2017, as well as increased earnings in each of our reportable segments and increased dividends received from unconsolidated investments in 2018. Capital expenditures were $280.9 million as compared to $97.8 million in the first six months of 2017, with the increase driven largely by expansion investment in our Lithium business. We had $908.1 million in cash and cash equivalents at June 30, 2018, as compared to $1.14 billion at

December 31, 2017. During the first six months of 2018, cash on hand, cash provided by operations and net proceeds from divestitures funded $213.3 million of commercial paper note repayments, net of borrowings, $280.9 million of capital expenditures for plant, machinery and equipment, dividends to shareholders of $72.5 million and a $250.0 million accelerated share repurchase program, of which we received and retired approximately 2.4 million shares of our common stock during the second quarter. Any remaining shares to be delivered under this accelerated share repurchase program will be received and retired by the end of the third quarter of 2018.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2018 will be discussed on a conference call at 9:00 AM Eastern time on August 8, 2018. The call can be accessed by dialing 800-219-3192 (International Dial-In # 617-597-5412), and entering conference ID 17275571. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,000 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$853,874	$737,258	$1,675,503	$1,459,321
Cost of goods sold	542,518	465,297	1,059,168	932,404
Gross profit	311,356	271,961	616,335	526,917
Selling, general and administrative expenses	123,637	116,585	225,007	225,513
Research and development expenses	16,074	17,337	37,060	41,660
Gain on sale of business	(218,705)	—	(218,705)	—
Operating profit	390,350	138,039	572,973	259,744
Interest and financing expenses	(13,308)	(14,590)	(26,846)	(83,103)
Other expenses, net	(5,223)	(1,678)	(35,699)	(1,413)
Income before income taxes and equity in net income of unconsolidated investments	371,819	121,771	510,428	175,228
Income tax expense	80,102	23,130	100,463	35,101
Income before equity in net income of unconsolidated investments	291,717	98,641	409,965	140,127
Equity in net income of unconsolidated investments (net of tax)	18,969	15,048	39,646	36,219
Net income	310,686	113,689	449,611	176,346
Net income attributable to noncontrolling interests	(8,225)	(10,356)	(15,390)	(21,800)
Net income attributable to Albemarle Corporation	$302,461	$103,333	$434,221	$154,546
Basic earnings per share	$2.76	$0.93	$3.94	$1.39
Diluted earnings per share	$2.73	$0.92	$3.90	$1.37

Weighted-average common shares outstanding – basic	109,671	110,686	110,176	111,336
Weighted-average common shares outstanding – diluted	110,659	112,105	111,263	112,697

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$908,144	$1,137,303
Other current assets	1,374,926	1,301,108
Assets held for sale	—	39,152
Total current assets	2,283,070	2,477,563
Property, plant and equipment	4,375,335	4,124,335
Less accumulated depreciation and amortization	1,705,675	1,631,025
Net property, plant and equipment	2,669,660	2,493,310
Noncurrent assets held for sale	—	139,813
Other assets and intangibles	2,585,633	2,640,086
Total assets	$7,538,363	$7,750,772
LIABILITIES AND EQUITY
Current portion of long-term debt	$208,681	$422,012
Other current liabilities	832,980	776,975
Liabilities held for sale	—	1,938
Total current liabilities	1,041,661	1,200,925
Long-term debt	1,406,724	1,415,360
Noncurrent liabilities held for sale	—	614
Other noncurrent liabilities	886,486	945,788
Deferred income taxes	366,212	370,389
Albemarle Corporation shareholders’ equity	3,693,576	3,674,549
Noncontrolling interests	143,704	143,147
Total liabilities and equity	$7,538,363	$7,750,772

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash and cash equivalents at beginning of year	$1,137,303	$2,269,756
Cash and cash equivalents at end of period	$908,144	$1,006,945
Sources of cash and cash equivalents:
Net income	$449,611	$176,346
Cash proceeds from divestitures, net	416,711	6,857
Other borrowings, net	—	58,886
Dividends received from unconsolidated investments and nonmarketable securities	30,045	8,454
Proceeds from exercise of stock options	1,288	3,337
Uses of cash and cash equivalents:
Working capital changes	(91,189)	(353,138)
Capital expenditures	(280,945)	(97,765)
Acquisitions, net of cash acquired	(7,643)	(39,525)
Repayments of long-term debt	—	(751,209)
Repurchases of common stock	(250,000)	(250,000)
Repayments of other borrowings, net	(211,833)	—
Pension and postretirement contributions	(7,089)	(6,288)
Dividends paid to shareholders	(72,484)	(69,762)
Fees related to early extinguishment of debt	—	(46,959)
Dividends paid to noncontrolling interests	(7,378)	(17,930)
Non-cash and other items:
Depreciation and amortization	100,804	94,192
Gain on sale of business	(218,705)	—
Gain on acquisition	—	(7,433)
Pension and postretirement benefit	(1,793)	(7)
Loss on early extinguishment of debt	—	52,801
Deferred income taxes	30,708	(3,204)
Equity in net income of unconsolidated investments (net of tax)	(39,646)	(36,219)

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	See Non-GAAP Reconciliations for a description of the Non-operating pension and OPEB items and Non-recurring and other unusual items.

(b)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also posted in the Investors section of our website at www.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales:
Lithium	$317,563	$243,821	$615,595	$460,050
Bromine Specialties	220,514	203,945	446,153	423,136
Catalysts	284,966	258,255	545,683	511,813
All Other	30,748	30,704	67,913	63,123
Corporate	83	533	159	1,199
Total net sales	$853,874	$737,258	$1,675,503	$1,459,321

Adjusted EBITDA:
Lithium	$141,617	$115,200	$272,631	$215,052
Bromine Specialties	69,367	62,075	139,336	130,563
Catalysts	75,102	67,427	142,932	137,176
All Other	(101)	2,444	3,761	7,600
Corporate	(27,423)	(28,205)	(51,380)	(60,074)
Total adjusted EBITDA	$258,562	$218,941	$507,280	$430,317

See accompanying non-GAAP reconciliations below.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except percentages and per share amounts	2018	2017	2018	2017
Net income attributable to Albemarle Corporation	$302,461	$103,333	$434,221	$154,546
Add back:
Non-operating pension and OPEB items (net of tax)	(1,873)	(589)	(3,739)	(1,399)
Non-recurring and other unusual items (net of tax)	(150,618)	23,738	(135,299)	92,343
Adjusted net income attributable to Albemarle Corporation	$149,970	$126,482	$295,183	$245,490

Adjusted diluted earnings per share	$1.36	$1.13	$2.65	$2.18

Weighted-average common shares outstanding – diluted	110,659	112,105	111,263	112,697

Net income attributable to Albemarle Corporation	$302,461	$103,333	$434,221	$154,546
Add back:
Interest and financing expenses	13,308	14,590	26,846	83,103
Income tax expense	80,102	23,130	100,463	35,101
Depreciation and amortization	50,474	49,122	100,804	94,192
EBITDA	446,345	190,175	662,334	366,942
Non-operating pension and OPEB items	(2,204)	(1,053)	(4,401)	(2,116)
Non-recurring and other unusual items (excluding items associated with interest expense)	(185,579)	29,819	(150,653)	65,491
Adjusted EBITDA	$258,562	$218,941	$507,280	$430,317

Net sales	$853,874	$737,258	$1,675,503	$1,459,321
EBITDA margin	52.3%	25.8%	39.5%	25.1%
Adjusted EBITDA margin	30.3%	29.7%	30.3%	29.5%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended June 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$117,292	$59,673	$280,887	$457,852	$(2,079)	$(153,312)	$302,461	35.4%
Depreciation and amortization	24,325	9,694	12,920	46,939	1,978	1,557	50,474	5.9%
Non-recurring and other unusual items	—	—	(218,705)	(218,705)	—	33,126	(185,579)	(21.7)%
Interest and financing expenses	—	—	—	—	—	13,308	13,308	1.6%
Income tax expense	—	—	—	—	—	80,102	80,102	9.4%
Non-operating pension and OPEB items	—	—	—	—	—	(2,204)	(2,204)	(0.3)%
Adjusted EBITDA	$141,617	$69,367	$75,102	$286,086	$(101)	$(27,423)	$258,562	30.3%

Three months ended June 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$81,819	$51,739	$53,994	$187,552	$152	$(84,371)	$103,333	14.0%
Depreciation and amortization	21,460	10,336	13,433	45,229	2,292	1,601	49,122	6.7%
Non-recurring and other unusual items	11,921	—	—	11,921	—	17,898	29,819	4.0%
Interest and financing expenses	—	—	—	—	—	14,590	14,590	2.0%
Income tax expense	—	—	—	—	—	23,130	23,130	3.1%
Non-operating pension and OPEB items	—	—	—	—	—	(1,053)	(1,053)	(0.1)%
Adjusted EBITDA	$115,200	$62,075	$67,427	$244,702	$2,444	$(28,205)	$218,941	29.7%

Six months ended June 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$225,626	$119,209	$336,547	$681,382	$(319)	$(246,842)	$434,221	25.9%
Depreciation and amortization	48,390	20,127	25,090	93,607	4,080	3,117	100,804	6.0%
Non-recurring and other unusual items	(1,385)	—	(218,705)	(220,090)	—	69,437	(150,653)	(9.0)%
Interest and financing expenses	—	—	—	—	—	26,846	26,846	1.6%
Income tax expense	—	—	—	—	—	100,463	100,463	6.0%
Non-operating pension and OPEB items	—	—	—	—	—	(4,401)	(4,401)	(0.2)%
Adjusted EBITDA	$272,631	$139,336	$142,932	$554,899	$3,761	$(51,380)	$507,280	30.3%

Six months ended June 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$159,433	$110,433	$110,960	$380,826	$3,398	$(229,678)	$154,546	10.6%
Depreciation and amortization	40,525	20,130	26,216	86,871	4,202	3,119	94,192	6.5%
Non-recurring and other unusual items (excluding items associated with interest expense)	15,094	—	—	15,094	—	50,397	65,491	4.5%
Interest and financing expenses	—	—	—	—	—	83,103	83,103	5.7%
Income tax expense	—	—	—	—	—	35,101	35,101	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(2,116)	(2,116)	(0.2)%
Adjusted EBITDA	$215,052	$130,563	$137,176	$482,791	$7,600	$(60,074)	$430,317	29.5%

Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other expenses, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest cost	$8,558	$8,905	$17,127	$17,778
Expected return on assets	(10,762)	(9,958)	(21,528)	(19,894)
Total	$(2,204)	$(1,053)	$(4,401)	$(2,116)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Utilization of inventory markup(1)	$—	$0.08	$—	$0.16
Restructuring and other(2)	—	0.02	—	0.11
Acquisition and integration related costs(3)	0.05	0.04	0.06	0.15
Albemarle Foundation contribution(4)	0.11	—	0.11	—
Gain on sale of business(5)	(1.60)	—	(1.59)	—
Gain on acquisition(6)	—	—	—	(0.05)
Legal accrual(7)	0.07	—	0.19	—
Loss on extinguishment of debt(8)	—	—	—	0.34
Multiemployer plan shortfall contributions(9)	—	0.03	—	0.03
Other(10)	0.01	0.02	0.12	0.05
Discrete tax items(11)	—	0.02	(0.11)	0.03
Total non-recurring and other unusual items	$(1.36)	$0.21	$(1.22)	$0.82

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.1 million. The inventory markup was expensed over the estimated remaining selling period. For the three and six months ended June 30, 2017, $11.9 million and $22.5 million ($8.9 million and $17.5 million after income taxes, or $0.08 and $0.16 per share), respectively, was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
The three and six months ended June 30, 2017 included restructuring costs at several locations, primarily at our Lithium sites in Germany. These restructuring costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017
Restructuring and other costs:
Cost of goods sold	$—	$2.9
Selling, general and administrative expenses	4.2	8.4
Research and development expenses	—	5.8
Total	$4.2	$17.1
Total restructuring and other costs, after income taxes	$2.8	$13.0
Total restructuring and other costs, per diluted share	$0.02	$0.11

(3)
Acquisition and integration related costs for the three and six months ended June 30, 2018 and 2017 related to various significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Acquisition and integration related costs:
Cost of goods sold	$1.0	$1.8	$1.9	$10.7
Selling, general and administrative expenses	5.5	4.7	6.8	10.1
Total	$6.5	$6.5	$8.7	$20.8
Total acquisition and integration related costs, after income taxes	$5.2	$4.8	$7.1	$17.6
Total acquisition and integration related costs, per diluted share	$0.05	$0.04	$0.06	$0.15

(4)
Included in Selling, general and administrative expenses for the three and six months ended June 30, 2018 is a $15.0 million ($11.5 million after income taxes, or $0.11 per share) charitable contribution, using a portion of the proceeds received from the sale of the polyolefin catalysts and components portion of the PCS business, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the Company, and is significant in size and nature in that it is intended to provide more long-term benefits in the communities where we live and operate.

(5)
Included in Gain on sale of business, for the three and six months ended June 30, 2018 is $218.7 million ($176.7 million after discrete income taxes, or $1.60 per share and $1.59 per share for the three and six months ended June 30, 2018, respectively, due to differences in the weighted average share count between periods) related to the sale of the polyolefin catalysts and components portion of the PCS business.

(6)
Included in Other expenses, net for the six months ended June 30, 2017 is $7.4 million ($6.0 million after income taxes, or $0.05 per share) relating to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. The gain was calculated based on the difference between the purchase price and the book value of the investment.

(7)
Included in Other expenses, net, for the three and six months ended June 30, 2018 is a $10.4 million ($8.0 million after income taxes, or $0.07 per share) legal accrual resulting from a proposed settlement in a legal matter related to guarantees from a previously disposed business. Also included in Other expenses, net, for the six months ended June 30, 2018 is a $17.6 million ($13.6 million after income taxes, or $0.12 per share) legal accrual relating to a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. Albemarle is currently evaluating its appeal options.

(8)
Included in Interest and financing expenses for the six months ended June 30, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(9)
Included in Selling, general and administrative expenses for the three and six months ended June 30, 2017 is $2.0 million ($1.4 million after income taxes, or $0.01 per share) for increased capital reserve contributions to a multiemployer plan, which is subject to a financial improvement plan. In addition, capital reserve contributions for this multiemployer plan of $2.9 million ($2.2 million after income taxes, or $0.02 per share), included in Other expenses, net, have been made to indemnify previously divested businesses.

(10)
Other adjustments for the three months ended June 30, 2018 included charges of $1.2 million ($1.0 million after income taxes, or $0.01 per share) related to the revision of previously recorded expenses of disposed businesses recorded in Other expenses, net.

Other adjustments for the six months ended June 30, 2018 included amounts recorded in:

•	Cost of goods sold - $1.1 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•	Selling, general and administrative expenses - $1.4 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year.

•
Other expenses, net - $15.6 million related to environmental charges related to a site formerly owned by Albemarle and $1.0 million of charges related to the revision of previously recorded expenses of disposed businesses.

After income taxes, these charges totaled $12.9 million, or $0.12 per share.

Other adjustments for the three months ended June 30, 2017 included amounts recorded in:

•	Selling, general and administrative expenses - $1.0 million gain related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition.

•
Other expenses, net - $2.0 million of charges associated with the final settlements of previously disposed businesses and $1.2 million of tax indemnification expenses primarily related to a competent authority agreement for a previously disposed business.

After income taxes, these charges totaled $1.6 million, or $0.02 per share.

Other adjustments for the six months ended June 30, 2017 included amounts recorded in:

•	Selling, general and administrative expenses - $1.0 million gain related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition.

•
Other expenses, net - $4.1 million of charges associated with the final settlements of previously disposed businesses, $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle and $1.2 million of tax indemnification expenses primarily related to a competent authority agreement for a previously disposed business.

After income taxes, these charges totaled $5.6 million, or $0.05 per share.

(11)
Included in Income tax expense for the three and six months ended June 30, 2018 are discrete net tax expenses (benefits), excluding the discrete tax expense on the gain of sale of business noted above, of $0.3 million, or less than $0.01 per share, and ($11.8) million, or ($0.11) per share, respectively. The net expense for the three months is primarily related to $8.5 million for a valuation allowance recorded due to a foreign restructuring plan, partially offset by an $8.0 million benefit for tax accounting method changes. The net benefit for the six months is primarily related to an $8.0 million benefit for tax accounting method changes, a $6.5 million benefit for adjustments related to the accounting for the TCJA and $7.2 million excess tax benefits realized from stock-based compensation arrangements, partially offset by $8.5 million for a valuation allowance recorded due to a foreign restructuring plan.

Included in Income tax expense for the three and six months ended June 30, 2017 are discrete net tax expenses of $2.2 million, or $0.02 per share, and $3.1 million, or $0.03 per share, respectively. The net expense for the three months is primarily related to foreign rate changes of $13.9 million, partially offset by a $9.8 million benefit from the release of valuation allowances due to a foreign restructuring plan. The net expense for the six months is primarily related to foreign rate changes of $13.1 million and a loss from prior year true up of $5.1 million, partially offset by a $9.8 million benefit from the release of valuation allowances due to a foreign restructuring plan and a $4.7 million benefit from excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2018:
As reported	$371,819	$80,102	21.5%
Non-recurring, other unusual and non-operating pension and OPEB items	(187,783)	(35,292)
As adjusted	$184,036	$44,810	24.4%

Three months ended June 30, 2017:
As reported	$121,771	$23,130	19.0%
Non-recurring, other unusual and non-operating pension and OPEB items	28,766	5,617
As adjusted	$150,537	$28,747	19.1%

Six months ended June 30, 2018:
As reported	$510,428	$100,463	19.7%
Non-recurring, other unusual and non-operating pension and OPEB items	(155,054)	(16,016)
As adjusted	$355,374	$84,447	23.8%

Six months ended June 30, 2017:
As reported	$175,228	$35,101	20.0%
Non-recurring, other unusual and non-operating pension and OPEB items	116,176	25,232
As adjusted	$291,404	$60,333	20.7%